Exhibit 3.47

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “LANDMARK ASSET RECEIVABLES MANAGEMENT LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE TWENTY–SECOND DAY OF OCTOBER, A.D. 2010, AT 10:45 O’CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “LANDMARK ASSET RECEIVABLES MANAGEMENT LLC”.

Jeffrey W. Bullock, Secretary of State
4871498 8100H	AUTHENTICATION: 0939821
131368331	DATE: 12-03-13
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 11:08 AM 10/22/2010 FILED 10:45 AM 10/22/2010 SRV 101019304 – 4871498 FILE

CERTIFICATE OF FORMATION

OF

LANDMARK ASSET RECEIVABLES MANAGEMENT LLC

This Certificate of Formation of Landmark Asset Receivables Management LLC (the “Company”), has been duly executed by an authorized person as of October 22, 2010 and is being filed by an authorized person to form a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time.

FIRST. The name of the limited liability company formed hereby is Landmark Asset Receivables Management LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Landmark Asset Receivables Management LLC as of the date first above written.

By:

Wanda J. Lamb-Lindow Authorized Person